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                                                            EXHIBIT 99.(b)(1)(A)



                               WM VARIABLE TRUST

                              AMENDMENT TO BYLAWS


        There is hereby added to the Bylaws of WM Variable Trust a new
Article 13, as follows:


                                   ARTICLE 13
                                Indemnification

        13.1 Rebuttable Presumption that Legal Fees May Be Advanced. For purposes of the determination or opinion referred to in clause (c) of the final sentence of Article VIII, Section 1 of the Declaration of Trust, the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall afford the Covered Person (as defined in such Article VIII, Section 1) a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.


Adopted at a meeting of the Board of Trustees of WM Variable Trust on February 20, 2002.